Exhibit (g)
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
     AGREEMENT made as of [     ], 2007, by and between Highland Capital Management, L.P., a Delaware limited partnership (the “Investment Adviser”), and Highland Distressed Opportunities Fund, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company is engaged in business as a closed-end company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Investment Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
     SECTION 1. Appointment of Investment Adviser.
     The Company hereby appoints the Investment Adviser to act as investment adviser to the Company for the period and on the terms herein set forth. The Investment Adviser accepts such appointment, and agrees to render the services herein set forth, for the compensation herein provided.
     SECTION 2. Duties of Investment Adviser.
     The Investment Adviser, at its own expense, shall furnish the following services and facilities to the Company:
     (a) Investment Program. Subject to the overall supervision of the Board of Directors of the Company, the Investment Adviser shall manage the day-to-day operations of, and provide investment advisory and management services to, the Company. In particular, the Investment Adviser shall: (i) determine the composition of the Company’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments the Company makes (including performing due diligence on prospective portfolio companies); (iii) close, monitor and administer the investments the Company makes, including the exercise of voting and consent rights; and (iv) to the extent permitted under the 1940 Act, on the Company’s behalf, make available, and upon request, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act and who require such assistance, including among other things, monitoring the operations of the Company’s portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial consultation. The Investment Adviser also shall manage, supervise and conduct the other affairs and business of the Company and matters incidental thereto pursuant to a separate administration agreement with the Company, subject always to the control of the Company’s Board of Directors and to the provisions of the organizational documents of the Company, the Registration Statement of the Company and its shares of common stock (“Shares”), including the Company’s Prospectus, and the 1940 Act, in each case as from time to time amended and in effect. Subject to the foregoing, the Investment Adviser shall have the authority to engage one or more sub-advisers in connection with the portfolio management of the Company, which sub-advisers may be affiliates of the Investment Adviser; provided, however, that the Investment Adviser shall remain responsible to the Company with respect to its duties and obligations set forth in this Agreement.
     (b) Portfolio Transactions. The Investment Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Company with brokers or dealers selected by the Investment Adviser, although the Company will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d).
     In placing portfolio transactions for the Company, it is recognized that the Investment Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Investment Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Investment Adviser may be a party. It is understood that neither the Company nor the Investment Adviser has adopted a formula for allocation of the Company’s investment transaction business. It is also understood that it is desirable for the Company that the Investment Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Company than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Company’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful or beneficial to the Investment Adviser in connection with its services to other clients.
     On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients, the Investment Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.
     SECTION 3. Allocation of Expenses.
     Except for the services and facilities to be provided by the Investment Adviser pursuant to a separate administration agreement with the Company, the Company assumes and shall pay all expenses for all other Company operations and activities and shall reimburse the Investment Adviser for any such expenses incurred by the Investment Adviser. Unless the Prospectus of the

Company provides otherwise, the expenses to be borne by the Company shall include, without limitation:
     (a) all expenses of organizing the Company and its offering of Shares;
     (b) the cost and expenses of any independent valuation firm retained for purposes of valuing securities in connection with the determination of the Company’s net asset value;
     (c) expenses incurred by the Investment Adviser payable to third parties in monitoring the Company’s investments and performing due diligence on prospective portfolio companies;
     (d) interest payable on debt or dividends payable on preferred stock, if any, incurred to finance the Company’s investments;
     (e) future offerings of Shares and other securities, if any;
     (f) all management fees payable under this Agreement;
     (g) administration fees payable under the administration agreement;
     (h) trading and transfer fees, commissions and similar costs payable to third parties relating to, or associated with, making or disposing of investments;
     (i) transfer agent and custodial fees;
     (j) registration fees;
     (k) listing fees;
     (l) taxes;
     (m) independent director fees and expenses;
     (n) costs of preparing and filing reports or other documents with the Securities and Exchange Commission (the “SEC”);
     (o) the costs of any reports, proxy statements or other notices to stockholders, including printing costs;
     (p) the Company’s allocable portion of any joint fidelity bond, directors’ and officers’/errors and omissions liability insurance, and any other insurance premiums;
     (q) indemnification payments;
     (r) audit and legal fees and expenses; and
     (s) all other expenses incurred by the Company.

     SECTION 4. Compensation of the Investment Adviser.
     The Company agrees to pay, and the Investment Adviser agrees to accept, as compensation for the services provided by the Investment Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Investment Adviser or to the Investment Adviser’s designee as the Investment Adviser may otherwise direct.
     (a) Base Management Fee. The Base Management Fee shall be 2.00% per annum of the Company’s Managed Assets. “Managed Assets” means the value of the total assets of the Company less all accrued liabilities of the Company (other than the aggregate amount of any outstanding borrowings, preferred stock issuances or other instruments or obligations constituting financial leverage). The Base Management Fee will be payable quarterly in arrears (or more frequently as may be determined from time to time by the Board of Directors of the Company). Base Management Fees for any partial quarter (or shorter period, if applicable) will be appropriately pro rated.
     (b) Incentive Fee. The Incentive Fee shall consist of two parts, as follows:
     (i) Pre-Incentive Fee Net Investment Income Component. One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance) earned during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities), accrued income that we have not yet received in cash. The Investment Adviser is not under any obligation to reimburse us for any part of the Incentive Fee it received that was based on accrued income that we never received as a result of a default by an entity on the obligation that resulted in the accrual of such income. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized and unrealized capital losses or unrealized capital appreciation or depreciation.
     Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7.00% annualized) (the “Hurdle Rate”). The Company will pay the Investment Adviser an Incentive Fee with respect to the Corporation’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:
     (A) no Incentive Fee for any calendar quarter in which Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

     (B) 100% of Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate, but is less than 2.1875% in any calendar quarter (8.75% annualized) (the “Catch-Up Provision”).
     (C) 20% of the amount of Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).
     The calculations described in Section 4(a) and this Section 4(b) will be appropriately pro rated for any period of less than three months and adjusted for any Share issuances or repurchases during the applicable quarter.
     (ii) Capital Gains Fee Component. The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), beginning on December 31, 2007, and is calculated at the end of each applicable year by subtracting (A) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (B) the Company’s cumulative aggregate realized capital gains, in each case calculated from the date of the date of the initial public offering of the Company’s Shares. If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year. If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.
     For purposes of this Section 4(b)(ii):
     (A) The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (1) the net sales price of each investment in the Company’s portfolio when sold and (2) the accreted or amortized cost basis of such investment.
     (B) The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (1) the net sales price of each investment in the Company’s portfolio when sold is less than (2) the accreted or amortized cost basis of such investment.
     (C) The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (1) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (2) the accreted or amortized cost basis of such investment.

     SECTION 5. Agency Cross Transactions.
     From time to time, the Investment Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities that the Investment Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities that advisory clients wish to buy. Where one of the parties is an advisory client, the Investment Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Investment Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Investment Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Investment Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940, as amended, that permits the Investment Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Company authorizes the Investment Adviser or its affiliates to participate in agency cross transactions involving an Account. The Company may revoke its consent at any time by written notice to the Investment Adviser.
     SECTION 6. Indemnification.
     (a) The Company hereby agrees to indemnify the Investment Adviser and each of the Investment Adviser’s partners, officers, employees, and agents (including any individual who serves at the Investment Adviser’s request as director, officer, partner, director or the like of another entity) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of such Indemnitee’s having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Company and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Company or its stockholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Company. Notwithstanding the foregoing, the Company shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Company cannot lawfully waive.
     (b) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnitee shall provide adequate security for such Indemnitee’s undertaking, (2) the Company shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of Directors of the Company who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.
     (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.
     (d) Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director.
     (e) The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

     SECTION 7. Relations with Company.
     Subject to and in accordance with the organizational documents of the Investment Adviser and the Company, as well as their policies and procedures and codes of ethics, it is understood that Directors, officers, agents and stockholders of the Company are or may be interested in the Investment Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Investment Adviser (or any successor thereof) are or may be interested in the Company as Directors, officers, agents, stockholders or otherwise, and that the Investment Adviser (or any such successor thereof) is or may be interested in the Company as a stockholder or otherwise.
     SECTION 8. Liability of Investment Adviser.
     The Investment Adviser shall not be liable to the Company for any act or omission by the Investment Adviser or its employees or for any loss suffered by the Company in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Investment Adviser against any liability to the Company or its stockholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any director or officer of the Company against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.
     SECTION 9. Duration and Termination of this Agreement.
     (a) Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Company’s Board of Directors, including approval by a vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Investment Adviser or the Company, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 9(c), so long as such continuance is approved at least annually (a) by either the Company’s Board of Directors or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company and (b) in either event, by the vote of a majority of the Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
     (b) Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Investment Adviser or otherwise fundamentally alter the relationship of the Company with the Investment Adviser do not require stockholder approval if approved by the requisite majority of the Company’s Directors who are not “interested persons” (as defined in the 1940 Act) of the Company.
     (c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Company’s Board of Directors, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Company, or by the Investment Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.
     (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).
     SECTION 10. Services Not Exclusive.
     Nothing in this Agreement shall prevent the Investment Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Adviser will undertake no activities that, in its judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Investment Adviser provides administrative or other, non-investment advisory services to the Company, and the Investment Adviser may be compensated for such other services.
     SECTION 11. Notices.
     Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.
     SECTION 12. Governing Law; Severability; Counterparts.
     This Agreement shall be construed in accordance with the laws of the State of Delaware, and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     SECTION 13. Use of the Name Highland.
     The Investment Adviser has consented to the use by the Company of the name or identifying word “Highland” in the name of the Company. Such consent is conditioned upon the employment of the Investment Adviser as the investment adviser to the Company. The name or identifying word “Highland” may be used from time to time in other connections and for other purposes by the Investment Adviser and any of its affiliates. The Investment Adviser may require the Company to cease using “Highland” in the name of the Company if the Company ceases to employ, for any reason, the Investment Adviser, any successor thereto or any affiliate thereof as investment adviser of the Company.
     SECTION 14. Miscellaneous.
     The Investment Adviser agrees to advise the Company of any change of its membership (which shall mean its general partner) within a reasonable time after such change. If the Investment Adviser enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Investment Adviser, it agrees to give the Company the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.
     Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	STRAND ADVISORS, INC.,
its general partner

By:

Name:
Title:

HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

By:

Name:
Title: